EXHIBIT 10(gg)

TO FORM 10-K OF

WELLS REAL ESTATE FUND X, L.P.

LEASE AGREEMENT

Between

WELLS/FREMONT ASSOCIATES,

a Georgia joint venture,

as Landlord

And

TCI INTERNATIONAL, INC.,

a Delaware corporation,

as Tenant

Dated: June 16, 2004

TABLE OF CONTENTS

LEASE AGREEMENT

48.	Entire Agreement	25
49.	Limitation of Liability	25
50.	Submission of Agreement	25
51.	Authority	25
52.	Intentionally Omitted	25
53.	Broker Disclosure	25
54.	Notices	25
55.	Force Majeure	26
56.	Financial Statements	26
57.	Special Stipulations	26

BASIC LEASE PROVISIONS

The following is a summary of some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control.

1.	Building (See Section 1):	47320 Kato Road
Fremont, California 94538

2.	Premises (See Section 1):
	Floors:	1 and 2, being 100% of Building and the Property
	Rentable Square Feet:	58,424

3.	Term (See Section 2):	Approximately five (5) years

4.	Base Rent (See Sections 3 and 4):

Period	Base Rent per Rentable Square Foot per Month
December 1, 2004 - November 30, 2005	$0.60
December 1, 2005 - November 30, 2006	$0.62
December 1, 2006 - November 30, 2007	$0.64
December 1, 2007 - November 30, 2008	$0.66
December 1, 2008 - November 30, 2009	$0.68

5.	Tenant’s Share (See Section 13):	100%

6.	Security Deposit (See Section 44):	None

7.	Landlord’s Broker (See Section 53):	N/A

	Tenant’s Broker (See Section 53):	N/A

8.	Notice Addresses:	See Section 54

LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter called the “Lease”) is made and entered into this 16th day of June, 2004, by and between WELLS/FREMONT ASSOCIATES, a Georgia joint venture (hereinafter called “Landlord”), and TCI INTERNATIONAL, INC., a Delaware corporation (hereinafter called “Tenant”).

1. Premises. Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord, the following described space (hereinafter called the “Premises”, which defined term is deemed to include the Building and the Property, each as hereinafter defined):

58,424 rentable square feet of space comprising 100% of the rentable space of a two-story building (the “Building”) known as 47320 Kato Road, Fremont, California 94538 and that certain real property described on Exhibit “A” attached hereto (the “Property”). Landlord and Tenant agree that the number of rentable square feet described above has been confirmed and conclusively agreed upon by the parties.

2. Lease Term. Tenant shall have and hold the Premises for a term (“Term”) commencing on December 1, 2004 (the “Commencement Date”) and terminating (the “Expiration Date”) at midnight on November 30, 2009, unless sooner terminated or extended as hereinafter provided.

3. Base Rent. Tenant shall pay to Landlord, at P.O. Box 926040, Norcross, Georgia 30010-6040, or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions. The term “Lease Year”, as used in the Basic Lease Provisions and throughout this Lease, shall mean each and every consecutive twelve (12) month period during the Term of this Lease, with the first such twelve (12) month period commencing on the Commencement Date; provided, however, if the Commencement Date occurs other than on the first day of a calendar month the first Lease Year shall be that partial month plus the first full twelve (12) months thereafter.

The Base Rent shall be paid to Landlord on an absolutely “net” basis without application to any expenses incurred in connection with the operation, repair and maintenance of the Premises, the Building or the Property.

4. Rent Payment. The Base Rent for each Lease Year shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Base Rent shall be due and payable on the Commencement Date and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term hereof. Tenant shall pay, as Additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord). Rent for any period less than a full calendar month shall be appropriately prorated.

5. Late Charge. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or Additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the fifth (5th) business day following the date Tenant was invoiced, a late charge of five percent (5%) percent of such past due amount shall be immediately due and payable as Additional Rent and interest shall accrue from the date past due until paid at the lower of twelve percent (12%) per annum or the highest rate permitted by applicable law. In the event that checks submitted by Tenant to Landlord for payment of amounts due pursuant to the Lease shall not be honored by the financial institution due to insufficient funds in excess of two (2) times during the Term, Landlord may, in its sole discretion, require that all future payments by Tenant to Landlord be paid by certified funds, cashier’s check or cash.

6. Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed against Tenant hereunder.

7. Construction of this Agreement. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of his obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. Time is of the essence of this Lease.

8. Use of Premises.

(a) Subject to complying with all applicable zoning laws and other governmental regulations, Tenant shall use and occupy the Premises for office, manufacturing and warehouse purposes of a type customary for comparable buildings in the Fremont, California area and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building.

(b) Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “hazardous or toxic material,” as that term is hereafter defined. “Hazardous or toxic material” shall include all materials or substances which have been determined to be hazardous to health or the environment, including, without limitation hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances, (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide, (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); asbestos and radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of hazardous or toxic materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in general office, manufacturing and warehouse uses permitted by this Lease (e.g., copying machine chemicals, oil, propane (for forklifts), paints, solvents and kitchen cleansers).

(c) The occupancy rate of the Premises shall in no event be more than the maximum occupancy permitted pursuant to applicable laws or codes. In the event that Tenant exceeds this ratio, and Landlord consents to such overage, Tenant shall be responsible for any and all costs related with such overage, including without limitation, excessive maintenance charges.

(d) Tenant shall not use the Premises or any part thereof for any use or purpose contrary to those certain covenants, conditions and restrictions listed on Exhibit B (the “CC&Rs”). This Lease is subject in all respects to the CC&Rs and the Bylaws of the “Association(s)” established under the CC&Rs. In addition, Tenant shall comply with all recorded covenants, conditions, easements and restrictions now or hereafter affecting the Premises and with all reasonable rules adopted from time to time by the Associations established under the CC&Rs. To the extent Landlord has approval rights, Landlord will not approve any amendment to the CC&R’s, nor enter into any new covenants, conditions or restrictions, without Tenant’s consent if the effect of such amendment, or such new covenants, conditions or restrictions, will materially, adversely affect Tenant’s rights under this Lease.

(e) Landlord hereby represents and warrants to Tenant that: (1) to the actual knowledge of the Property’s Responsible Officers (as hereinafter defined), with no duty to investigate, neither the Building nor the Property contains any “hazardous or toxic material” in violation of any applicable codes, laws, ordinances, regulations or covenants, and (2) none of the Property’s Responsible Officers has received written notice of the presence of any “hazardous or toxic material” at the Property for which monitoring or remediation is legally required on or after the date of this Lease, except for asbestos containing materials in the roof penetration mastic. The term “Responsible Officers” shall mean those employees of Landlord holding the titles of “asset manager” and “property manager” for the Property, which individual(s) are charged with primary responsibility for the ownership, management and operation of the Property.

9. Definitions. “Landlord,” as used in this Lease, shall include the party named in the first paragraph hereof, its representatives, assigns and successors in title to the Premises. “Tenant” shall include the party named in the first paragraph hereof, its successors and assigns, and, if this Lease shall be validly assigned or sublet, shall also include Tenant’s assignees or subtenants, as to the Premises, or portion thereof, covered by such assignment or sublease. “Landlord” and “Tenant” include male and female, singular and plural, corporation, partnership, limited liability company (and the officers, members, partners, employees or agents of any such entities) or individual, as may fit the particular parties.

10. Repairs By Landlord. Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as set forth in this Lease. It is the intention of the parties that the terms of this Lease shall govern the respective obligations of the parties as to maintenance and repair of the Premises. Tenant waives the right to make repairs at the expense of Landlord or to terminate this Lease by reason of any needed repairs under Sections 1941 and 1942 of the California Civil Code, or any similar law, statute, or ordinance, now or hereafter in effect. Except for damage caused by casualty and condemnation (which shall be governed by Sections 28 and 29 below), and subject to normal wear and tear, Landlord shall maintain in good repair the structural skeleton of the Building consisting only of the exterior walls (but not any of the Building’s windows or glass and not any sealing or repainting of such exterior walls), foundation, load bearing columns, and lateral supports of the Building, and all of the foregoing shall be subject to reimbursement by Tenant to the extent it comprises Operating Expenses. Except for damage caused by casualty and condemnation (which shall be governed by Sections 28 and 29 below), if and when repair and maintenance of the Building’s roof is no longer commercially feasible, Landlord shall, at Landlord’s sole cost and expense, replace the structural portions of the Building’s roof. Landlord shall, at Landlord’s sole cost and expense, perform any repairs, maintenance or replacement relating to any hazardous or toxic material contained in the Building or the Property as of the date of this Lease and not introduced by Tenant, its representatives, agents, licensees, contractors or invitees (“Landlord Environmental Obligation”).

Landlord hereby represents and warrants to Tenant that none of the Property’s Responsible Officers has received written notice of the existence of any violation at the Building or the Property of any applicable codes, laws, ordinances, regulations and/or covenants where such violation has not been remedied or otherwise eliminated on or before the date of this Lease.

11. Repairs By Tenant. Except as described in Section 10 above or Sections 28 and 29 below, Tenant shall, at its own cost and expense, maintain the Premises, the Building and the Property in good repair, in a neat and clean, first-class condition and subject to compliance with all applicable codes, laws, ordinances, regulations and covenants, including making all necessary repairs and replacements (collectively, the “Tenant Maintenance Items”). In particular but not to the exclusion of any other Tenant Maintenance Items, Tenant Maintenance Items shall include Tenant’s obligation to, at Tenant’s sole cost and expense, operate, keep, and maintain, and as necessary, repair, restore and replace (i) the interior and exterior of the Building (excluding Landlord’s responsibilities as set forth in Section 10 above), including the roof, ceilings, floor surface, interior and non-structural portions of the exterior walls, wall covering, shafts, stairs, stairwells, elevator cabs, glass, interior and exterior painting, caulking and resealing, mullions, windows and doors, washrooms, and Building mechanical, electrical and telephone closets (provided if and when repair and maintenance of the Building’s roof is no longer commercially feasible, Landlord shall replace same as provided in Section 10 above), and (ii) the Building mechanical, electrical, gas, life safety, plumbing, sewage, sprinkler systems, elevators, restrooms, and heating, ventilation and air-conditioning systems, and (iii) exterior lighting and fencing, any common areas and any sidewalks, parking areas and access ways (including, without limitation, curbs and striping) upon the Premises and the landscaping and grounds surrounding the Building. All glass, both interior and exterior, is at the sole risk of Tenant; and any broken glass shall be promptly replaced at Tenant’s expense by glass of like kind, size and quality. All repairs and maintenance of the Premises by Tenant as required under this Lease shall be performed in a good and safe manner by contractor and other personnel reasonably approved by Landlord, and in compliance with the provisions of Section 12 below. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Premises, the Building or the Property that is Landlord’s responsibility to maintain pursuant to Section 10 above if caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make the repairs and replacements and the costs of such repair or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

Tenant shall, at Tenant’s sole cost and expense, maintain contracts (with recognized national service providers) for the inspection, maintenance and service of the (i) roof and the heating, air conditioning and ventilation equipment, (ii) boiler, fired or unfired pressure vessels, and (iii) fire sprinkler and/or standpipe and hose or other automatic fire extinguishing systems, including fire alarm and/or smoke detection, and (iv) elevator, all of which shall be customary for comparable general office, manufacturing and warehouse buildings in Fremont, California and shall be performed in accordance with all applicable codes, laws, ordinances, regulations and covenants. Tenant shall also be responsible for maintaining a landscape service contract, a janitorial service contract and a security service contract for the Premises and the Property during the Term, all of which shall be customary for comparable general office, manufacturing and warehouse buildings in Fremont, California and shall be performed in accordance with all applicable codes, laws, ordinances, regulations and covenants. Tenant shall deliver to Landlord (i) a copy of said service contracts prior to the Commencement Date, and (ii) thereafter, a copy of any renewal or substitute service contracts within thirty (30) days prior to the expiration of the existing service contract.

12. Alterations and Improvements. Except for minor, decorative alterations which do not affect the Building structure or systems, are not visible from outside the Premises and do not cost in excess of $25,000.00 in the aggregate, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent may be granted or withheld in the sole, unfettered discretion of Landlord (if the alterations will affect the Building structure or systems or will be visible from outside the Premises), but which consent shall not be unreasonably withheld (if the alterations will not affect the Building structure or systems and will not be visible from outside the Premises). Upon Landlord’s request, Tenant will furnish Landlord plans and specifications for any proposed alterations, additions or improvements and shall reimburse Landlord for its reasonable cost to review such plans. Tenant shall bear responsibility for compliance with all applicable laws, ordinances, the CC&R’s and governmental approvals, for obtaining the approval of the association or architectural committee governing the Building, and for complying with any other requirements of Mission Industrial Park, the City of Fremont or the County of Alameda (the compliance with which, including the procurement of all necessary permits and licenses, is Tenant’s responsibility). Any alterations, physical additions or improvements shall at once become the property of Landlord; provided, however, Landlord, at its option, may require Tenant to remove any alterations, additions or improvements in order to restore the Premises to the condition existing on the Commencement Date. All costs of any such alterations, additions or improvements shall be borne by Tenant. All alterations, additions or improvements must be made in a good, first-class, workmanlike manner and, if the Building is multi-tenanted in the future, in a manner that does not disturb other tenants (i.e., any loud work must be performed during non-business hours) and Tenant must maintain appropriate liability and builder’s risk insurance throughout the construction. Tenant does hereby indemnify and hold Landlord harmless from and against all claims for damages or death of persons or damage or destruction of property arising out of the performance of any such alterations, additions or improvements made by or on behalf of Tenant. Under no circumstances shall Landlord be required to pay, during the Term of this Lease, any ad valorem or Property tax on such alterations, additions or improvements, Tenant hereby covenanting to pay all such taxes when they become due. In the event any alterations, additions, improvements or repairs are to be performed by contractors or workmen other than Landlord’s contractors or workmen, any such contractors or workmen must first be approved, in writing, by Landlord. Landlord agrees to assign to Tenant any rights it may have against the contractor of the Premises with respect to any work performed by said contractor in connection with improvements made by Landlord at the request of Tenant.

Upon the completion of any alterations, additions or improvements the cost of which is in excess of $25,000.00, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of Alameda County in accordance with Section 3093 of the Civil Code of the State of California or any successor statute.

13. Operating Expenses.

(a) Tenant agrees to reimburse Landlord throughout the Term, as Additional Rent hereunder for Tenant’s Share (as defined below) of the annual Operating Expenses (as defined below). The term “Tenant’s Share” shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building. Landlord and Tenant hereby agree that Tenant’s Share is 100%. If Tenant does not lease the Premises during the entire full calendar year in which the Term of this Lease commences or ends, Tenant’s Share of Operating Expenses for the applicable calendar year shall be appropriately prorated for the partial year, based on the number of days Tenant has leased the Premises during that year.

(b) Operating Expenses shall be all those expenses of operating, servicing, managing, maintaining and repairing the Property, Building and all parking areas in a manner deemed by Landlord reasonable and appropriate and in the best interest of the tenants of the Building and in a manner consistent with comparable general office, manufacturing and warehouse buildings in Fremont, California. Operating Expenses shall include, without limitation, the following:

(1) All taxes and assessments, whether general or special, applicable to the Property and the Building, which shall include real and personal property ad valorem taxes, and any and all reasonable costs and expenses incurred by Landlord in seeking a reduction of any such taxes and assessments (collectively, “Taxes”). Taxes shall be deemed to include any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included as of the date hereof within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental assessments or contribution towards a governmental cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Taxes for purposes of this Lease. However, Tenant shall not be obligated for Taxes on the net income from the operation of the Building (whether federal, state or local income or rent taxes), unless there is imposed in the future a tax on rental income on the Building in lieu of the real property ad valorem taxes, in which event such tax shall be deemed an Operating Expense of the Building, nor shall Tenant be obligated for Landlord’s franchise, gift, transfer, excise, capital stock, estate, succession or inheritance taxes.

(2) Insurance premiums and commercially reasonable deductible amounts, including, without limitation, for commercial general liability, ISO Causes of Loss Special Form property, rent loss, earthquake and other coverages carried by Landlord on the Building and Property (including terrorism insurance, if Landlord elects to carry it or is required to carry it by any lender).

(3) Management fees not to exceed three (3) percent of Operating Expenses chargeable hereunder;

(4) The costs, including interest, amortized over its useful life, of any capital improvement made to the Building by or on behalf of Landlord after the Commencement Date which is required under any governmental law or regulation (or any judicial interpretation thereof) that was not applicable to the Building as of the date of this Lease, and of the acquisition and installation of any device or equipment, in each case approved by Tenant, not to be unreasonably withheld, designed to improve the operating efficiency of any system within the Building or which is acquired to improve the safety of the Building or the Property.

(5) All services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building.

(6) Accounting costs, excluding, however, costs relating to Landlord’s entity.

(7) Costs to maintain and repair the Building and Property not otherwise specified to be the direct obligation of Landlord or Tenant hereunder, including, without limitation items includable in Operating Expenses pursuant to Section 10 above.

(8) If the Property is covered by a declaration and/or an owners association and costs of the type described above are allocated to the Building by way of dues or costs charged or assessed under that declaration or by that association, those charges or dues shall be included in the Operating Expenses (collectively, the “CCR Payments”).

(c) Landlord shall, on or before the Commencement Date and on or before December 20 of each calendar year, provide Tenant a statement of the estimated monthly installments of Tenant’s Share of Operating Expenses which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the upcoming calendar year, as the case may be. In the event Landlord has not provided Tenant with such statement prior to January 1 of any calendar year, Tenant shall continue to pay Tenant’s Share of Operating Expenses in the same amount as the previous calendar year, unless and until Landlord provides a statement of estimated monthly installments for the current calendar year. As soon as practicable after December 31 of each calendar year during the Term of this Lease, Landlord shall furnish to Tenant an itemized statement of the Operating Expenses within the Building for the calendar year then ended. Upon reasonable prior written request given not later than thirty (30) days following the date Landlord’s statement is delivered to Tenant, Landlord will provide Tenant detailed documentation to support the itemized statement. If Tenant does not notify Landlord of any objection to Landlord’s itemized statement within one (1) year of Landlord’s delivery thereof, Tenant shall be deemed to have accepted such statement as true and correct and shall be deemed to have waived any right to dispute the Operating Expenses due pursuant to that statement.

(i) Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Sections 3 and 4 hereinabove, as Additional Rent hereunder, the estimated monthly installment of Tenant’s Share of the Operating Expenses for the calendar year in question. At the end of any calendar year if Tenant has paid to Landlord an amount in excess of Tenant’s Share of Operating Expenses for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Additional Rent due hereunder, at the option of Landlord). At the end of any calendar year if Tenant has paid to Landlord less than Tenant’s Share of Operating Expenses for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement.

(ii) For the calendar year in which this Lease terminates, and is not extended or renewed, the provisions of this Section shall apply, but Tenant’s Share for such calendar year shall be subject to a pro rata adjustment based upon the number of days prior to the expiration of the Term of this Lease. Tenant shall make monthly estimated payments of the prorata portion of Tenant’s Share for such calendar year (in the manner provided above) and when the actual prorated Tenant’s Share for such calendar year is determined Landlord shall send a statement to Tenant and if such statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year exceeded the actual prorated Tenant’s Share for such calendar year, Landlord shall include a check for that amount along with the statement. If the statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year were less than the actual prorated Tenant’s Share for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days of the date Tenant receives Landlord’s statement.

(d) Should Landlord choose not to contest the Taxes in any given year, Tenant shall have the right to lawfully contest (and Landlord shall cooperate with such contest, provided Tenant reimburses Landlord for all costs and expenses incurred in connection therewith), in good faith and with reasonable diligence, the amount of any such Taxes if Tenant shall post with Landlord such security as Landlord shall reasonably require to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of Landlord’s interest in the Property by reason of non-payment thereof; provided further that on final determination of the amount of such Taxes, Tenant shall promptly pay any amount so determined, with all proper costs and charges, and shall have any lien on the Property released and any judgment satisfied.

(e) Notwithstanding the foregoing to the contrary, Landlord shall have the right, from time to time, no more frequently than annually, to elect to have Tenant pay Taxes and /or CCR Payments as a monthly pass-through component of Operating Expenses or as a direct payment in accordance with the following (but still included within the definition of Operating Expenses for all purposes of this Lease, except for the method of reimbursement/payment described hereinabove). If Landlord elects to have Tenant pay direct, Landlord shall give Tenant thirty (30) days prior written notice. Thereafter, Landlord shall forward bills to Tenant for Taxes and/or CCR Payments and Tenant shall (i) promptly and timely pay such bills at least thirty (30) days prior to the due date thereof directly to the invoicee in accordance with Landlord’s election and such bills and (ii) provide Landlord with evidence of such payment no later than thirty (30) days prior to the last day upon which they may be paid without any fine, penalty, interest or additional cost. If Tenant fails to pay the Taxes and/or CCR Payments in accordance with this Section 13(c)(iii), such failure shall be deemed a default by Tenant in accordance with Section 26 hereof and a failure to timely pay Additional Rent, and Tenant shall be liable for all fines, penalties, interest and additional cost incurred by Landlord, which amounts Tenant shall pay to Landlord within thirty (30) days after receipt of written notice from Landlord. If Landlord has elected to pay Taxes and/or CCR Payments directly, Landlord shall have the right, from time to time, to elect to return to collection as a monthly pass-through component of Operating Expenses on thirty (30) days prior written notice to Tenant.

(f) Tenant shall have the right to audit Landlord’s books, with respect to Operating Expenses only, provided all of the following conditions are met: (i) Tenant must provide written notice at least ten (10) business days prior to the day it desires to conduct the audit; (ii) the audit shall be conducted at Tenant’s sole expense during normal hours at Landlord’s office where the books are kept; (iii) the audit shall be conducted using Generally Accepted Accounting Principles and coordinated by Tenant’s central accounting personnel or by an independent and certified public accounting firm so long as such personnel or firm does not conduct such audits on a contingent fee basis (although any of the “Big 4” accounting firms may work on a contingent fee basis and any other reputable firm may work on a contingent fee basis if Landlord approves same); (iv) Tenant shall keep all information discovered in such audit confidential; (v) Tenant shall cause its central accounting personnel and public accounting firm to keep all information discovered in such audit confidential; (vi) Tenant may not audit any statement of Operating Expenses more than one (1) year after Landlord delivers the statement to Tenant and (vii) Tenant shall provide Landlord a report of the results of such audit. If Tenant audits Landlord’s books and either (i) Landlord agrees or (ii) a court or arbitration panel (if the parties elect to arbitrate) determines that Landlord’s itemized statement overstated the Operating Expenses for the period in question, Landlord shall pay to Tenant the amount of such overcharge within thirty (30) days after such agreement or determination. In the event Tenant’s audit discloses an undercharge of such items as billed to Tenant, Tenant shall pay Landlord the amount of such undercharge within thirty (30) days after completion of the applicable audit. If Tenant audits Landlord’s books and either (i) Landlord agrees or (ii) a court or arbitration panel (if the parties elect to arbitrate) determines that Landlord’s itemized statement overstated the Operating Expenses for the period in question by more than 10% then, in addition to reimbursement from Landlord as aforesaid for any such excess, Landlord shall reimburse Tenant for the reasonable, actual costs of such audit. If Tenant does not properly exercise the aforesaid right to audit, Tenant shall be deemed to have accepted such statement as true and correct and shall be deemed to have waived any right to dispute the excess Operating Expenses due pursuant to that statement. The pendency of Tenant’s audit hereunder does not stay Tenant’s obligation to pay Rent as set forth herein, with Tenant’s only remedy being the mechanism set forth in this paragraph.

(g) Notwithstanding anything in this Lease to the contrary, the following shall be excluded from Operating Expenses:

(i) Penalties or interest for Landlord’s failure to pay Taxes as and when due if pursuant to subsection (e) above Landlord has elected to pay Taxes itself, instead of electing to have Tenant pay Taxes directly.

(ii) Leasing commissions or other expenses incurred for leasing the Premises;

(iii) Depreciation or amortization (except as specifically included in Operating Expenses above);

(iv) The cost of any repairs, additions, alterations, changes, replacement and other items which, under generally accepted accounting principles, are classified as capital expenditures or capital improvements, except as specifically contemplated by Section 13(b)(4) above;

(v) Advertising and promotional expenditures;

(vi) Costs in connection with insurable fire, windstorm, earthquake, terrorism, war or other insurable perils, except to the extent of commercially reasonable deductibles;

(vii) Costs, fines or penalties arising from Landlord’s violation of any governmental rule or regulation (other than Violations of Title III, as hereinafter defined);

(viii) Any amount paid by Landlord to remediate or monitor any substance which was released, used or disposed of by Landlord which, at the time of such release, use or disposal, was a hazardous or toxic substance as defined by the then existing applicable laws and was released, used or disposed of by Landlord in violation of such then existing applicable laws; and

(ix) Costs incurred by Landlord in correcting “Violations of Title III” (as such term is hereinafter defined) with respect to the Property to the extent, except as specifically included in Operating Expenses pursuant to Section 23 of the Lease, arising out of the condition of the Property prior to the Commencement Date. The term “Violations of Title III” shall mean any failure of the Building to comply with (or be in legal noncompliance with) Title III of the ADA to the extent Landlord is directed to cure such failure to comply with (or failure to be in legal noncompliance with) Title III of the ADA by any federal, state, or local governmental authority having jurisdiction over the enforcement of Title III of the ADA.

14. Landlord’s Failure to Give Possession. Landlord shall not be liable for damages to Tenant for failure to deliver possession of the Premises to Tenant if such failure is due to no fault of Landlord, to the failure of any construction or remodeling of the Premises by Tenant to be completed or to the failure of any previous tenant to vacate the Premises. Landlord will use commercially reasonable efforts to give possession to Tenant by the scheduled Commencement Date of the Term. If Landlord’s failure to do so is caused by the act of any previous tenant holding over, Landlord agrees to use reasonable efforts to recover possession as soon as reasonably possible, including filing a customary dispossession action.

15. Acceptance and Waiver. Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is an entity, its officers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, from water rising from underground pipes or the ground, or from electricity, but Tenant, by moving into the Premises and taking possession thereof, shall accept, and shall be held to have accepted the Premises as suitable for the purposes for which the same are leased, and shall accept and shall be held to have accepted the Building and every appurtenances thereof, and Tenant by said act waives any and all defects therein; provided, however, that this Section shall not apply to any damages or injury caused by or resulting from the negligence or willful misconduct of Landlord or to any Landlord Environmental Obligation pursuant to Section 10 above nor shall it modify any of Landlord’s repair and maintenance obligations. Subject to the foregoing and except as otherwise provided in this Lease, Tenant hereby accepts the Premises in its “As Is” condition with all faults and acknowledges and agrees that Landlord shall not be deemed to have given any express or implied warranties whatsoever with respect to the condition of the Premises.

16. Signs. Except as set forth below, Tenant shall not paint or place signs, placards, or other advertisement of any character visible from the exterior of the Premises except with the consent of Landlord which consent may be withheld by Landlord in its absolute discretion, and Tenant shall place no signs upon the outside walls, common areas or the roof of the Building.

Subject to (collectively, the “Signage Conditions”) complying with all applicable laws, ordinances, the CC&R’s and governmental approvals, to obtaining the approval of the association governing the Building, and to complying with the Mission Industrial Park sign guidelines and City of Fremont/County of Alameda sign criteria (the compliance with which, including the procurement of all necessary permits and licenses, is Tenant’s responsibility), Tenant shall have the right to install, at Tenant’s sole cost and expense, interior and exterior signs at the Property (“Tenant’s Signage”) in accordance with the location(s), size, color, design, material, content, lighting and other characteristics to be reasonably approved by Landlord. Landlord hereby consents to Tenant’s Signage to the extent existing as of the date of this Lease. At Tenant’s sole cost and expense, Tenant shall maintain Tenant’s Signage in good condition, subject to Landlord’s reasonable approval as to Tenant’s maintenance plan and implementation. Upon the expiration or earlier termination of this Lease, Landlord shall have the right, but not the obligation, to require Tenant to remove Tenant’s Signage, to require Tenant to repair all injury or damage resulting from such removal and to require Tenant to return the Property to as good a condition as it was at the Commencement Date, normal wear and tear and damage from casualty and condemnation excepted, all at Tenant’s sole cost and expense. If Tenant fails to perform as required in the immediately preceding sentence, Landlord shall have the right to perform on Tenant’s behalf and Tenant shall reimburse Landlord for all actual cost incurred in connection therewith. Notwithstanding anything to the contrary contained herein, Tenant shall not have the right to install Tenant’s Signage which includes “Objectionable Substance” (as hereinafter defined). The term “Objectionable Substance” shall mean any substance which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, that is inconsistent with the quality of the Property, or which would otherwise reasonably offend a landlord of a comparable building in the same market as the Building.

17. Advertising. Landlord may advertise the Premises as being “For Rent” at any time following a default by Tenant which remains uncured, beyond applicable grace periods, and at any time within nine (9) months prior to the expiration, cancellation or termination of this Lease for any reason and during any such periods may exhibit the Premises to prospective tenants. Such entry shall be subject to the notice requirements of Section 19 below.

18. Removal of Fixtures. Tenant may from time to time, and shall upon the expiration or earlier termination of this Lease, remove any trade fixtures and equipment which it has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant repairs all damages to the Premises caused by such removal. Landlord hereby irrevocably waives any statutory or common law lien rights that Landlord has or may have in any personal property or trade fixtures or Tenant now or hereafter located at the Premises. Upon request, from time to time, Landlord agrees to confirm the foregoing waiver for the benefit of any lender, vendor or equipment lessor of Tenant.

19. Entering Premises. Landlord may enter the Premises at reasonable hours provided that Landlord’s entry shall not unreasonably interrupt Tenant’s business operations and that prior notice is given when reasonably possible (and, if in the opinion of Landlord any emergency exists, at any time and without notice) for any legitimate business purpose and/or to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be appropriate, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. Except as provided in Section 20(b) below, the Rent reserved herein shall not abate during any such entry and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant because of any such entry. Any such entry shall be accomplished during ordinary business hours, or, if any such entry is at the request of Tenant to be done during any other hours, the Tenant shall pay all overtime and other extra costs.

20. Services.

(a) From and after the date of this Lease, Tenant will be responsible, at its sole cost and expense, for contracting for such utility service as needed from time to time by Tenant. If Tenant fails to pay any utility bills or charges and such failure presents a threat of harm or risk to the Property or could result in a lien on the Property, Landlord may, at its option and upon reasonable notice to Tenant, pay the same and in such event, the amount of such payment, together with interest thereon at the lower of eighteen percent (18%) per annum or the highest rate permitted by applicable law from the date of such payment by Landlord, will be added to Tenant’s next due payment, as Additional Rent.

From and after the date of this Lease, Tenant will be responsible, at its sole cost and expense, for the furnishing of all services to the Premises in a manner customary for comparable general office, manufacturing and warehouse buildings in Fremont, California, including, but not limited to, janitorial and security services, pest control, window washing and landscaping services. Landlord shall have no obligation to provide any services to the Premises, including, but not limited to, janitorial and security services, pest control, window washing and landscaping services.

In the event Tenant fails to promptly and properly perform under this Section 20, Landlord shall have the right, but not the obligation, upon reasonable prior written notice to Tenant to take over Tenant’s responsibilities under this Section 20, and the costs incurred in connection therewith shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

(b) Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services or utilities to the Premises, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease. Notwithstanding the foregoing to the contrary, if any of the essential services (water, sanitary sewer, electrical, HVAC and elevator) to the Premises are interrupted, Tenant shall provide Landlord prompt written notice. If any of such essential services to the Premises are interrupted as a result of the negligence or willful misconduct of Landlord, its agents or employees, and the interruption renders all or a material portion of the Premises untenantable for a period of five (5) or more consecutive business days following Landlord’s receipt of the notice from Tenant as aforesaid (the “Service Interruption Period”), with Tenant actually discontinuing its operations in all or any such material portion of the Premises for the Service Interruption Period, the Base Rent due under this Lease shall be abated from the expiration of the Service Interruption Period until the service is restored, such abatement to be in proportion to the portion of the Premises that are so rendered untenantable. This abatement of Base Rent shall be Tenant’s sole remedy with respect to service interruptions.

21. Indemnities. Tenant does hereby indemnify and save harmless Landlord against all claims for damages to persons or property which are caused anywhere in the Building or on the Property by the negligence or willful misconduct of Tenant, its agents or employees or which occur in the Premises (or arise out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees. Landlord does hereby indemnify and hold Tenant harmless against all claims for damaged persons or property if caused by the negligence or willful misconduct of Landlord, its agents or employees and against any damages to Tenant resulting from Landlord’s breach of the representations set forth in Section 8(e) above. The indemnities set forth hereinabove shall include the obligation to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. The indemnities contained herein do not override the waivers contained in Section 22(d) below.

22. Tenant’s Insurance; Waivers.

(a) Tenant further covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i) Commercial General and Umbrella Liability Insurance covering the Premises and Tenant’s use thereof against claims for personal injury or death, property damage and product liability occurring upon, in or about the Premises, such insurance to be written on an occurrence basis (not a claims made basis), with a limit for each occurrence not less than $3,000,000 and to have general aggregate limits of not less than $5,000,000 for each policy year. The insurance coverage required under this Section 22(a)(i) shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 21 and, if necessary, the policy shall contain a contractual endorsement to that effect. The general aggregate limits under the Commercial General Liability (CGL) insurance policy or policies must apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and, if necessary, such policy shall contain an endorsement to that effect. CGL insurance shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent or better coverage). The certificate of insurance evidencing the Commercial General Liability form of policy shall specify all endorsements required herein, shall name all additional insureds required by Section 22(b) below and shall specify on the face thereof that the limits of such policy applies separately to the Premises.

(ii) Commercial all risk property insurance covering any equipment owned by Tenant, trade fixtures, merchandise and personal property of Tenant from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant pursuant to Section 12, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the ISO Special Causes of Loss –Form insurance policy (or substitute form providing, in Landlord’s reasonable discretion, equivalent or better coverage), together with insurance against sprinkler damage, vandalism and malicious mischief. Any policy proceeds from such insurance shall be applied by Tenant to the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Section 28 of this Lease.

(iii) Workers’ Compensation and Employer’s Liability insurance affording statutory coverage and containing statutory limits with the Employer’s Liability portion thereof to have minimum limits of $500,000.00.

(iv) Business Interruption Insurance in an amount sufficient to cover costs, damages, lost income, expenses, base rent and additional rent, should any or all of the Premises not be usable for a period of up to twelve (12) months.

(v) Automobile (and if necessary, commercial umbrella) liability insurance with a limit of not less than $1,000,000 for each accident. Such insurance shall insure liability arising out of any automobiles used in connection with Tenant’s business (including owned, hired, leased and non-owned automobiles).

(vi) Tenant shall carry and maintain during the entire Term, at Tenant’s sole cost and expense, such increased amounts of the insurance required to be carried by Tenant pursuant to this Section 22, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided that such requests shall be consistent with the treatment of comparable tenants in similar buildings in the same market as the Building.

(b) All policies of the insurance provided for in Section 22(a) shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A-X in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which Landlord’s Building is located. Landlord, in its sole discretion, shall be permitted to temporarily waive or accept alternative coverages for Tenant’s insurance as required by the terms of this Section 22. Each and every such policy:

(i) shall name Landlord and Wells Management, Inc. as an additional insured (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord) and the coverage in item (ii) shall also name Landlord as loss payee as its interest may appear with respect to all leasehold improvements and fixtures (other than Tenant’s trade fixtures).

(ii) shall (and a certificate thereof shall be delivered to Landlord at or prior to the execution of the Lease) be delivered to each of Landlord and any such other parties in interest within thirty (30) days after delivery of possession of the Premises to Tenant and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii) shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(iv) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c) Any insurance provided for in Section 22(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

(i) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

(ii) the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

(iii) any such policy or policies shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurers under such policy specifying) the amount of the total insurance allocated to the Tenant’s improvements and property more specifically detailed in Section 22(a); and

(iv) the requirements set forth in this Section 22 are otherwise satisfied.

(d) Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by an ISO Causes of Loss – Special Form property insurance of the type described in Section 22(a)(ii) above. Each party shall also be responsible for the payment of any deductible amounts required to be paid under the applicable ISO Causes of Loss – Special Form property insurance carried by the party whose property is damaged. These waivers shall apply if the damage would have been covered by a customary ISO Causes of Loss – Special Form property insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by ISO Causes of Loss – Special Form property insurance of the type described in

Section 22(a)(ii). To further effectuate the provisions of this Section 22(d), Landlord and Tenant both agree to provide copies of this Lease (and in particular, these waivers) to their respective insurance carriers and to require such insurance carriers to waive all rights of subrogation against the other party with respect to property damage covered by the applicable ISO Causes of Loss – Special Form property insurance policy.

(e) Tenant acknowledges and agrees that any contractors (and subcontractors of any tier) hired by Tenant to do work in the Premises will be required to carry sufficient insurance coverage insuring the contractor (or subcontractor), Tenant and Landlord with terms equivalent to those specified in this Section 22, and Tenant shall provide certificates of such insurance to Landlord prior to commencing any work in the Premises.

23. Governmental Requirements. Tenant shall promptly comply throughout the Term of this Lease, at Tenant’s sole cost and expense, with all present and future laws, ordinances and regulations of all applicable governing authorities, including, without limitation, the Americans with Disabilities Act, relating to all or any portion of the Premises, the Building or the Property, foreseen or unforeseen, ordinary as well as extraordinary, or to the use or manner of use of the Premises, the Building or the Property (collectively, the “Applicable Laws”). Tenant shall also observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Premises, the Building or the Property.

Notwithstanding anything to the contrary set forth hereinabove,

(i) Tenant shall not be obligated to make alterations to the Premises to comply with the Applicable Laws if same were in effect as of the date of this Lease and should have been complied with by Landlord on or before the date of this Lease. The cost of the foregoing shall be borne by Landlord and shall not be passed through as an Operating Expense.

(ii) Tenant shall not be obligated to make any alterations to comply with any Applicable Laws that are promulgated after the date of this Lease unless they are applicable to the Premises because of Tenant’s unique or particular type of use (as opposed to being applicable to occupied space in general), or because of any special requirements relating to accommodations for individual employees, invitees and/or guests of Tenant, or as a result of any improvements, alterations, additions or improvements made by or on behalf of Tenant. The cost of the foregoing to the extent not Tenant’s obligation hereunder as aforesaid, shall be borne by Landlord, but subject to inclusion in Operating Expenses as permitted by Section 13 (including, the amortization of capital items as permitted by Section 13(b)(4)).

24. Abandonment of Premises. Tenant agrees not to abandon the Premises or, without having given Landlord thirty (30) days prior written notice thereof, vacate the Premises during the Term of this Lease. If Tenant does abandon the Premises for more than ninety (90) days, Landlord may terminate this Lease, by written notice to Tenant at any time prior to Tenant reoccupying the Premises, but such termination shall not entitle Landlord to pursue any other remedies unless an uncured Event of Default then exists, in which case Landlord may pursue any and all remedies provided by this Lease, at law or in equity.

25. Assignment and Subletting. Tenant may not, without the prior written consent of Landlord, which consent may be withheld by Landlord in its sole but reasonable discretion, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. Landlord will be deemed reasonable in withholding its consent to any such request based on: (i) the poor business reputation of the proposed assignee, sublessee or transferee; (ii) the poor financial condition of the proposed assignee, sublessee or transferee; (iii) the fact that the use of the proposed assignee, sublessee or transferee is not in keeping with the nature of the Building or may affect the marketability of the Building; (iv) the fact that proposed assignee, sublessee or transferee is an existing tenant of the Building if the building is multi-tenanted in the future, or is a prospective tenant with respect to space in the Building if the building is multi-tenanted in the future; (v) the fact that the use contemplated by the proposed assignee, sublessee or transferee would violate an exclusive granted by Landlord to another tenant of the Building if the building is multi-tenanted in the future or otherwise; or (vi) the fact that the proposed assignee, sublessee or transferee is a governmental subdivision or agency or any person or entity who enjoys diplomatic or sovereign immunity In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent. Consent to one assignment or sublease shall not waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Tenant shall reimburse Landlord for its reasonable legal and administrative costs in reviewing any such proposed assignment or sublease. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event of any default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent directly from the subtenant. In addition, upon any request by Tenant for Landlord’s consent to an assignment or sublease covering all of the Premises, Landlord may elect to terminate this Lease and recapture all of the Premises; provided, however, if Landlord notifies Tenant that Landlord elects to exercise this recapture right, Tenant may, within five (5) business days of its receipt of Landlord’s notice, notify Landlord that Tenant withdraws its request to sublease or assign, in which case Tenant shall continue to lease all of the Premises, subject to the terms of this Lease and Landlord’s recapture notice shall be null and void. If Tenant desires to assign or sublease, Tenant must provide written notice to Landlord describing the proposed transaction in detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant) reasonably necessary to let Landlord evaluate the proposed transaction. Landlord shall notify Tenant within twenty (20) days of its receipt of such notice whether Landlord elects to exercise its recapture right and, if not, whether Landlord consents to the requested assignment or sublease. If Landlord fails to respond within such twenty (20) day period, Landlord will be deemed not to have elected to recapture and not to have consented to the assignment or sublease. If Landlord does consent to any assignment or sublease request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term), Tenant shall pay 50% of such excess to Landlord as and when the monthly payments are received by Tenant.

Notwithstanding the foregoing to the contrary, but subject to compliance with all other provisions of this Lease (including, but not limited to, the “use” provisions hereof), Tenant may assign or transfer this Lease without Landlord’s consent, to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires substantially all the assets or stock of Tenant as a going concern, (any of the foregoing being, a “Permitted Successor”), provided that (i) Tenant shall endeavor to provide Landlord prior written notice of such assignment or transfer (but in any event shall deliver notice to Landlord within 15 days after the effective date of such an assignment or transfer), (ii) the Permitted Successor’s long-term, unsecured credit rating is rated at least “Investment Grade” by Standard & Poors or Moody’s [or an equivalent rating from any other rating agency approved by Landlord if Standard & Poors or Moody’s no longer publishes a rating on such Permitted Successor; however, if the Permitted Successor is not rated by any other rating agency, then the Permitted Successor’s net worth (defined as stockholder’s equity on the company’s audited financial statements) must equal or exceed $1,000,000,000.00 ($1 Billion), (iii) the Permitted Successor (or in the case of a newly formed entity, its management) will continue to use the Premises in substantially the same manner as Tenant’s use immediately prior to the assignment or transfer, (iv) the Permitted Successor assumes in writing all of Tenant’s obligations under this Lease, as amended from time to time, and the prior Tenant (if it survives) and guarantor are not released from any of their respective obligations or liabilities under this Lease, as amended from time to time, or any guaranty delivered to Lender in connection with this Lease, (v) Landlord receives a fully executed copy of the assignment between Tenant and the Permitted Successor, and (vi) the primary purpose of such assignment is for legitimate business reasons unrelated to this Lease, and the assignment or transfer is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on assignment contained herein. Any attempted assignment or transfer in violation of the preceding sentence shall be voidable at Landlord’s option.

Notwithstanding the foregoing to the contrary, but subject to compliance with all other provisions of this Lease (including, but not limited to, the “use” provisions hereof), Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity) (with any such entity being referred to herein as an “Affiliate”), provided that (i) Landlord receives thirty (30) days’ prior written notice of such assignment or subletting, (ii) Tenant and any guarantor are not dissolved as a matter of law as a consequence of the assignment or subletting or at any time thereafter, (iii) the Affiliate remains an affiliate meeting the definition of “Affiliate” above for the duration of the subletting or the balance of the Lease Term in the event of an assignment, (iv) the Affiliate assumes in writing (the form of which shall be subject to Landlord’s approval) all of Tenant’s obligations under this Lease, as amended from time to time, and the prior Tenant and any guarantor are not released from any of their respective obligations or liabilities under this Lease, as amended from time to time, or any guaranty delivered to Lender in connection with this Lease, (v) Landlord receives a fully executed copy of the assignment or sublease agreement between Tenant and Affiliate, and (vi) the primary purpose of such assignment or sublet is for legitimate business reasons unrelated to this Lease, and the assignment or sublet is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on assignment and subletting contained herein. Any attempted assignment or subletting in violation of the preceding sentence shall be voidable at Landlord’s option. Provided items (i) through (vi) above are otherwise satisfied, Landlord hereby consents to the subletting of portions of the Premises by Tenant to the Dactron Division of SPX Corporation, an affiliate of Tenant. Landlord acknowledges that, as of the date of this Lease, items (i) through (vi) above have been satisfied with respect to the Sublease attached hereto as Exhibit E.

26. Default. If Tenant shall default in the payment of Rent herein reserved when due and fails to cure such default within five (5) business days after written notice of such default is given to Tenant by Landlord; or if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provisions requiring the payment of Rent, and fails to cure such default within thirty (30) days after written notice of such default is given to Tenant by Landlord or, if such default cannot be cured within thirty (30) days, Tenant shall not be in default if Tenant promptly commences and diligently proceeds the cure to completion as soon as possible and in all events within ninety (90) days; or if Tenant is adjudicated a bankrupt; or if a permanent receiver is appointed for Tenant’s Property and such receiver is not removed within sixty (60) days after written notice from Landlord to Tenant to obtain such removal; or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future law, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; then, and in any of said events, Landlord, at its option, may exercise any or all of the remedies set forth in Section 27 below.

27. Remedies. Upon the occurrence of any default set forth in Section 26 above which is not cured by Tenant within the applicable cure period provided therein, if any, Landlord may exercise all or any of the following remedies:

(a) terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice, and if Tenant fails to so surrender, Landlord shall have the right, without notice, to enter upon and take possession of the Premises and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;

(b) terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including without limitation, the then present value of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Premises for the same period (as determined by a real estate broker licensed in the state where the Building is located, who has at least ten (10) years experience, immediately prior to the date in question evaluating commercial office, manufacturing and warehouse space, taking into account all relevant factors including, without limitation, the length of the remaining Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Term and inflation), plus (iii) the costs of recovering the Premises, and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorneys’ fees, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;

(c) without terminating this Lease, and without notice to Tenant, Landlord may in its own name, but as agent for Tenant enter into and take possession of the Premises and re-let the Premises, or a portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (Landlord shall have no obligation to attempt to re-let the Premises or any part thereof). Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;

(d) collect Rent from Tenant as it becomes due; or

(e) pursue such other remedies as are available at law or in equity.

28. Destruction or Damage.

(a) Tenant shall promptly notify Landlord of any material damage to the Premises resulting from fire or any other casualty. If the Building or the Premises are totally destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that, in Landlord’s reasonable opinion the damage cannot be restored within two hundred seventy (270) days of the date Landlord provides Tenant written notice of Landlord’s reasonable estimate of the time necessary to restore the damage, or if the damage is not covered by standard ISO Causes of Loss – Special Form property insurance, or if the Landlord’s lender requires that the insurance proceeds be applied to its loan, Landlord shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice to Tenant on or before thirty (30) days following Landlord’s notice described in the next sentence and Rent shall be accounted for as between Landlord and Tenant as of that date. Landlord shall provide Tenant with notice (the “Casualty Notice”) within sixty (60) days following the date of the damage of the estimated time needed to restore, whether the loss is covered by Landlord’s insurance coverage and whether or not Landlord’s lender requires the insurance proceeds be applied to its loan. If Landlord has notified Tenant that the Premises can not be restored within two hundred seventy (270) days after the date of the Casualty Notice, then Tenant may, within thirty (30) days after the date of the Casualty Notice, terminate this Lease effective as of the date of such damage or destruction.

(b) If the Premises are damaged by any such casualty or casualties but Landlord and Tenant are not entitled to or do not terminate this Lease as provided in subparagraph (a) above, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing within sixty (60) days of the date of the damage that the damage will be restored (and will include Landlord’s good faith estimate of the date the restoration will be complete (the “Estimated Restoration Date”)), in which case Rent shall abate as to any portion of the Premises which is not usable, and Landlord shall restore the Premises to substantially the same condition as before the damage occurred (“Casualty Substantial Completion”) as soon as practicable, whereupon full Rent shall recommence. In the event Landlord does not so restore the Premises to Casualty Substantial Completion as set forth in the preceding sentence on or before the date that is three hundred sixty (360) days following the Casualty Notice (or the date that is ninety (90) days after the Estimated Restoration Date, whichever is greater) (such greater date being referred to herein as the “Casualty Outside Date”), which date shall be delayed on a day for day basis for each day of force majeure (as defined in Section 55 hereof) and for each day of “Tenant Casualty Delay” (as hereinafter defined), Tenant shall have the right to terminate this Lease by providing written notice to Landlord in the manner set forth in this Lease within five (5) business days of the Casualty Outside Date (which date shall be likewise extended for force majeure and Tenant Casualty Delay). In the event Tenant fails to so deliver such notice, Tenant’s termination right shall be of no force and effect, the Lease shall remain in effect and full Rent shall recommence as described above. The term “Tenant Casualty Delay” shall mean any action or inaction of Tenant which causes the date of Casualty Substantial Completion to be delayed beyond the date Casualty Substantial Completion would have occurred but for such action or inaction of Tenant.

(c) Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to restore any item that is Tenant’s responsibility to insure under Section 22 hereof, regardless of whether Tenant insures same, undertakes self insurance with respect to same or fails to maintain insurance with respect to same; Tenant shall bear the responsibility for prompt restoration of all such items.

(d) The provisions of this Lease, including this Section 28, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Property.

(e) Landlord shall throughout the Term, by insurance carriers with a rating and financial size of not less than A-/VII in the most current available “Best’s Insurance Reports”, keep and maintain in full force and effect a policy of commercial all risk property insurance (including flood and earthquake coverage as deemed applicable and prudent by Landlord) covering the Building and Landlord’s personal property located thereon, if any, (but excluding any items for which Tenant bears insurance responsibility under Section 22(a)(ii) above) in the amount of the then current replacement value of such property.

29. Eminent Domain. If the whole of the Building or Premises, or such portion thereof as will make the Building or Premises unusable for their intended purposes, is condemned or taken by any legally constituted authority for any public use or purpose, then in either of said events, Landlord or Tenant may terminate this Lease by written notice to the other party and the Term hereby granted shall cease from that time when possession thereof is taken by the condemning authorities, and Rent shall be accounted for as between Landlord and Tenant as of that date. If a portion of the Building or Premises is so taken, but not such amount as will make the Building or Premises unusable for the purposes herein leased, or if neither Landlord nor Tenant elects to terminate this Lease, this Lease shall continue in full force and effect and the Rent shall be reduced prorata in proportion to the amount of the Premises so taken, and Landlord shall, to the extent reasonably feasible, restore the Building and the Premises to substantially its former condition, but such work shall not include (i) any component of the Building or the Premises for which Tenant is required to maintain insurance under Section 22 or any alterations, additions or improvements to the Premises made by Tenant following the date hereof. Further Landlord shall not be required to spend any amounts for such work in excess of the amount received by Landlord in connection with such condemnation. Tenant shall have no right or claim to any part of any award made to or received by Landlord for such condemnation or taking, and all awards for such condemnation or taking shall be made solely to Landlord. Tenant shall, however, have the right to pursue any separate award that does not reduce the award to which Landlord is entitled. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure, or any successor statute.

30. Service of Notice. Except as otherwise provided by law, Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder, the person in charge of or occupying the Premises at the time of such proceeding or notice; and if no person be in charge or occupying the Premises, then such service may be made by attaching the same to the front entrance of the Premises.

31. Mortgagee’s Rights.

(a) Subject to Tenant’s receipt of the SNDA (as hereinafter defined), Tenant agrees that this Lease shall be subject and subordinate (i) to any future mortgage, deed to secure debt or other security interest that any owner of the Property may hereafter, at any time, elect to place on the Property and to all advances which may be thereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes the Lease which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents which the counsel for Landlord or Holder may deem necessary to evidence the subordination of the Lease to the Security Documents. Notwithstanding anything to the contrary contained hereinabove, Tenant shall not be required to subordinate or to execute any subordination document, unless, the party seeking such subordination executes a document which includes a commercially reasonable non-disturbance agreement (the “SNDA”). Landlord represents and warrants to Tenant that as of the date of this Lease, the Property is not encumbered with any Security Documents.

(b) In the event of a foreclosure pursuant to any Security Documents, Tenant shall thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c) If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under the Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in the Lease, for the recovery of Rent or for any other default or event of default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord); or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without its consent.

(d) Tenant hereby acknowledges that if the interest of Landlord hereunder is covered by an assignment of Landlord’s interest in Lease, Tenant shall pay all Rent due and payable under the Lease directly to the Holder of the assignment of Landlord’s interest in Lease upon notification of the exercise of the rights thereunder by the Holder thereof. Landlord waives any claim it may have against Tenant arising from Tenant’s payment of Rent to any Holder pursuant to any notice received from Holder notwithstanding contrary direction from Landlord.

(e) Notwithstanding anything to the contrary set forth in this Section 31, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that the Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

32. Tenant’s Estoppel. Tenant shall, from time to time, upon not less than ten (10) days prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and has no known offsets or defenses against Landlord under this Lease, whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), and other matters reasonably requested by Landlord concerning the status of the Lease and the Premises, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises.

33. Attorney’s Fees and Homestead. If Landlord exercises any of the remedies provided to Landlord under this Lease as a result of Tenant’s failure to comply with its obligations, or if Landlord brings any action to enforce its rights under this Lease, Tenant shall be obligated to reimburse Landlord, on demand, for all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in connection therewith.

34. Parking. Tenant shall be entitled to use all parking spaces in the parking facilities located on the Property. All parking spaces provided to Tenant shall be unreserved and are to be used by Tenant, its employees and invitees in common with Landlord and its agents, representatives, invitees and contractors to the extent consistent with Landlord’s rights and obligations under this Lease. Subject to Tenant’s reasonable approval (unless Landlord is directed to do any of the following by any party having jurisdiction over the Property, in which event Tenant’s approval shall not be required), Landlord reserves the right to build improvements upon, relocate, reconfigure, restripe and/or make alterations or additions to such parking facilities at any time. The use of the parking spaces is provided by Landlord to Tenant and is included within the Base Rent.

35. Storage. If Landlord makes available to Tenant any storage space outside the Premises, anything stored therein shall be wholly at the risk of Tenant, and Landlord shall have no responsibility or liability for the items stored therein.

36. Waste Disposal.

(a) All normal trash and waste (i.e., waste that does not require special handling pursuant to subparagraph (b) below) shall be disposed of through the janitorial service.

(b) Subject to the provisions of Section 8 above, Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to (a) above and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this subparagraph (b).

37. Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord in the same condition as on the Commencement Date hereof, normal wear and tear, casualty and condemnation only excepted, and Tenant shall remove all of its personalty therefrom and shall, if directed to do so by Landlord, remove all improvements (including cabling) and restore the Premises to its original condition prior to the construction of any improvements which have been made therein by or on behalf of Tenant, excluding any improvements made prior to the date of this Lease. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using legal process, if persons are present, or otherwise using such force as may be necessary without being guilty of forcible entry, detainer, trespass or other tort. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease or any renewal falls on Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

38. Cleaning Premises. Upon vacating the Premises, Tenant agrees to return the Premises to Landlord broom clean.

39. No Estate In Land. This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy or sale, and not assignable by Tenant except with Landlord’s consent.

40. Cumulative Rights. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.

41. Paragraph Titles; Severability. The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

42. Damage or Theft of Personal Property. All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, or other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligent or willful act of the Landlord, its employees and agents.

43. Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, with Landlord’s written consent, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be at 150% of the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice but pursuant to legal process, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term hereof, or any renewal term.

44. Security Deposit. Not Used.

45. Tenant Finishes. The Work Letter attached hereto as Exhibit “C” is hereby made a part of this Lease, and its provisions shall control in the event of a conflict with the provisions contained in this Lease.

46. Rules and Regulations. The rules and regulations in regard to the Building, annexed hereto, and all reasonable rules and regulations which Landlord may hereafter, from time to time, adopt and promulgate for the government and management of said Building, are hereby made a part of this Lease and shall, during the said term, be observed and performed by Tenant, his agents, employees and invitees.

47. Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the term hereof. Landlord shall not be responsible for the acts or omissions of any other tenant, Tenant or third party not claiming by, through or under Landlord that may interfere with Tenant’s use and enjoyment of the Premises.

48. Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

49. Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the Building [together with the rents, issues, profits and proceeds therefrom which accrue after the uncured event of default by Landlord hereunder giving rise to any such liability (net of debt service and operating expenses for the Property) and sales, condemnation and insurance proceeds (net of any such proceeds that are or will be applied to rebuild or restore the Property in compliance with the terms of this Lease) which are available to Landlord after an uncured event of default by Landlord hereunder giving rise to any such liability], as such interest is constituted from time to time, and neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner of any partner of Landlord, shall have any personal liability whatsoever with respect to this Lease. No owner of the Property, whether or not named herein, shall have liability hereunder after it ceases to hold title to the Property.

50. Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

51. Authority. If Tenant executes this Lease as a corporation, Tenant does hereby represent and warrant that Tenant is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant is qualified to do business in the state where the Building is located, that Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties. Landlord represents and warrants to Tenant that Landlord has full right, power and authority to enter into this Lease, and that each person signing on behalf of Landlord is authorized to do so.

52. Intentionally Omitted.

53. Broker Disclosure. Landlord represents that it has dealt with no real estate broker in connection with this Lease. Landlord agrees that, if any broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim. Tenant represents that it has dealt with no real estate broker in connection with this Lease. Tenant agrees that, if any broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim.

54. Notices. Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth below. Any such notice shall be deemed given on the date sent or deposited for delivery in accordance with one of the permitted methods described above. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Section 54. The following are the initial notice addresses for each party:

Landlord’s Notice Address:	Wells/Fremont Associates
c/o Wells Real Estate Funds
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-2295
Attention: VP of Asset Management, 47320 Kato
Road, Fremont, CA

With a copy to:	Wells Capital, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-2295
Attention: 47320 Kato Road, Fremont, CA

Tenant’s Notice Address:	TCI International, Inc.
47320 Kato Road
Fremont, California 94538
Attention: Mr. Steve Berger, VP and CEO

With a copy to:	Kevin G. Lilly, Esquire
Group General Counsel
SPX Corporation
One Centennial Square
Haddonfield, New Jersey 08033

55. Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond Landlord’s control (a “force majeure event”) which results in the Landlord being unable to timely perform its obligations hereunder so long as Landlord diligently proceeds to perform such obligations after the end of the force majeure event, Landlord shall not be in breach hereunder, this Lease shall not terminate, and Tenant’s obligation to pay any Base Rent, additional rent, or any other charges and sums due and payable shall not be excused.

56. Financial Statements. Within ninety (90) days following the end of each of Tenant’s fiscal years, Tenant shall forward to Landlord Tenant’s audited, certified financial statements for the fiscal year then ended (which shall include balance sheet, income statement, and cashflow statement with accompanying notes and Management’s discussion, as well as the most recently quarterly SEC filing). Such statements shall be prepared in accordance with generally accepted accounting principles. So long as SPX Corporation is a Guarantor of Tenant, Tenant’s submission of Guarantor’s audited, certified financial statements for the fiscal year then ended (which shall include balance sheet, income statement, and cashflow statement with accompanying notes and Management’s discussion, as well as the most recently quarterly SEC filing) shall satisfy Tenant’s submission requirements under this Section 56.

57. Special Stipulations.

(1) Guaranty.

Tenant shall cause Tenant’s obligation of both payment and performance to be guaranteed in full by SPX Corporation, a Delaware corporation, as guarantor, pursuant to a guaranty in the form attached hereto as Exhibit D.

(2) Option to Renew.

A. Following the Commencement Date and thereafter during the Term (excluding any holdover period), so long as, both as of the exercise date and as of the first day of the Extended Term (as hereinafter defined) the Lease is in full force and effect and no default has occurred and continued beyond the expiration of any applicable notice and cure period and no facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute a default, Landlord hereby grants to Tenant one (1) option to extend the Term with respect to all but not any lesser portion of the Premises for a period of five (5) years (the “Extended Term”) beginning immediately upon the expiration of the Term, such option to be exercised by Tenant giving written notice of its exercise to Landlord in the manner provided in this Lease at least twelve (12) months prior, but not more than fifteen (15) months prior, to the expiration of the Term. Time is of the essence with respect to the foregoing.

B If Tenant exercises its option to extend the Term, Landlord and Tenant shall in good faith negotiate Base Rent and other financial terms for the Extended Term for a period of sixty (60) days after Landlord’s receipt of Tenant’s notice of exercise.

C. In the event Landlord and Tenant are able to agree (as evidenced by a written agreement or binding letter of intent) on the Base Rent and other financial conditions for the Extended Term as set forth above within such sixty (60) day period, then, except for the Base Rent, which shall be determined as set forth in subparagraph B above, leasing of the Premises by Tenant for the Extended Term shall be subject to all of the same terms and conditions set forth in this Lease; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises during any prior period shall not be applicable during the Extended Term (unless otherwise mutually acceptable to both Landlord and Tenant in the sole discretion of each). Landlord and Tenant shall enter into an amendment to this Lease to evidence Tenant’s exercise of the extension option. If this Lease is guaranteed now or at any time in the future, Tenant simultaneously shall deliver to Landlord an original, signed reaffirmation of each guarantor’s guaranty, in form and substance acceptable to Landlord.

D. In the event Landlord and Tenant are unable to agree (as evidenced by a written agreement or binding letter of intent) on the Base Rent and other financial conditions for the Extended Term as set forth above within such sixty (60) day period, Tenant’s exercise of the Option to Renew shall be deemed revoked, the Lease shall expire as if Tenant had not exercised such Option to Renew, Tenant shall thereafter have no further right to renew this Lease and the provisions of this Special Stipulation shall be of no further force and effect.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals, the day and year first above written.

LANDLORD:

WELLS/FREMONT ASSOCIATES, a Georgia joint venture

By:	Wells Operating Partnership, L.P., a Delaware limited partnership and joint venture partner

	By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, as general partner

By:
Name:
Title:
By:	Fund X and Fund XI Associates, a Georgia joint venture and joint venture partner

	By:	Wells Real Estate Fund X, L.P., a Georgia limited partnership, as administrative venturer

		By:	Wells Partners, L.P., a Georgia limited partnership, general partner

			By:	Wells Capital, Inc., a Georgia corporation, General Partner

By:
Name:
Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

TENANT:

TCI INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:
(CORPORATE SEAL)

RULES AND REGULATIONS

1. The sidewalks, entry passages, corridors, halls, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purpose other than those of ingress and egress. The floors, skylights and windows that reflect or admit light into any place in said building shall not be covered or obstructed by Tenant. The toilets, drains and other water apparatus shall not be used for any other purpose than those for which they were constructed and no sweepings, rubbish or other obstructing substances shall be thrown therein.

2. No advertisement or other notice shall be inscribed, painted or affixed on any part of the outside of the Building, except upon the doors, and of such order, size and style, and at such places, as shall be approved and designated by Landlord.

3. Tenant shall not do nor permit to be done in the Premises, or bring or keep anything therein, which shall in any way increase the rate of insurance carried by Landlord on the Building, or on the Property, or obstruct or interfere with the rights of other parties or violate any applicable laws, codes or regulations. Tenants, its agents, employees and invitees shall maintain order in the Premises and the Building and shall not make or permit any improper noise in the Premises or the Building. Nothing shall be thrown by Tenant, its agents, employees or invitees, out of the windows or doors, or down the passages or skylights of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at any time. No part of the Building shall be used or in any way appropriated for gambling, immoral or other unlawful practices, and no intoxicating liquor or liquors shall be sold in the Building.

4. No animals, birds, bicycles or other vehicles shall be allowed in the offices, halls, corridors, elevators or elsewhere in the Building, without the approval of Landlord.

5. Not Used.

6. Except as installed in compliance with the terms of the Lease, including without limitation, Section 12 of the Lease, no additional security systems, access systems, locks or latches shall be put upon any door without the written consent of Landlord. Landlord shall be given the ability to bypass all such systems, locks and latches. Tenant, at the termination of their Lease, shall return to Landlord all card keys to doors in the Building.

7. Landlord in all cases retains the power to prescribe the weight and position of iron safes or other heavy articles. The use of burning fluid, camphene, benzine, kerosene or anything except gas or electricity, for lighting the Premises, is prohibited. No offensive gases or liquids will be permitted.

8. Except as installed in compliance with the terms of the Lease, including without limitation, Section 12 of the Lease, no blinds, coverings or drapes over the windows shall be installed without Landlord’s consent. No awnings shall be placed on the Building.

9. Except as installed in compliance with the terms of the Lease, including without limitation, Section 12 of the Lease, all wiring and cabling work shall be done only by contractors approved in advance by Landlord and Landlord shall have the right to have all such work supervised by Building engineering/maintenance personnel.

10. No smoking shall be permitted in any portion of the interior of the Building (including the Premises). Tenants shall not install equipment that causes electrical consumption at any time to exceed the capacity of the existing feeders, risers, or wiring.

EXHIBIT “A”

PROPERTY

Real Property in the City of Fremont, County of Alameda, State of California, described as follows:

Lots 1 and 2 of Tract 4200, as shown on that certain Map filed August 30, 1979, in Book 112 of Maps, at Page 85 and 86 Alameda County Records.

EXHIBIT “B”

CC&R’s

Declaration of Protective Covenants for Mission Industrial Park dated May 9, 1979, Series No. 79-91168, Official records, as amended from time to time.

EXHIBIT “C”

(WORK LETTER)

Landlord agrees to reimburse Tenant for its documented third-party costs up to a maximum of $50,000.00 to perform alterations, additions, repairs, maintenance and improvements to the Premises deemed necessary by Tenant and satisfying the terms and conditions of this Lease, including, without limitation, Section 12 hereof. Tenant shall comply with the terms of this Exhibit C and the remainder of this Lease in performing any alterations, additions, repairs, maintenance or improvements, whether performed before or after the Commencement Date. Tenant shall be eligible for such reimbursement upon its presentation to Landlord, on or before December 1, 2008, of paid invoices, receipts or other reasonable evidence supporting actual expenses incurred by Tenant in performing alterations, additions, repairs, maintenance or improvements to the Premises satisfying the terms and conditions of this Lease, including, but not limited to, Section 12 hereof. Time is of the essence with respect to the foregoing. Any costs incurred for which paid invoices, receipts or other reasonable evidence are not so timely delivered on or before such deadline shall not be reimbursed by Landlord, with any excess portion of the aforesaid maximum refurbishment allowance deemed to be forfeited by Tenant in favor of Landlord, with Tenant hereby releasing any and all rights thereto.

EXHIBIT “D”

GUARANTY

IN CONSIDERATION OF, and as an inducement for the execution by WELLS/FREMONT ASSOCIATES, a Georgia joint venture (“Landlord”), of that certain Lease Agreement dated June 16, 2004 (the “Lease”) between Landlord and TCI INTERNATIONAL, INC., a Delaware corporation (“Tenant”), demising to Tenant a leasehold estate in and to space (the “Premises”) in that certain building known as 47320 Kato Road situated in Fremont, California the undersigned Guarantor (jointly and severally, the “Guarantor”) hereby unconditionally guarantees to Landlord (and its successors and assigns) the full and timely payment of all amounts owed by Tenant (or its successors and assigns) under the Lease, and further hereby unconditionally guarantees the full and timely performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant (or its successors and assigns). Guarantor hereby covenants and agrees to and with Landlord (and its successors and assigns) if Tenant (or its successors and assigns) should default in the payment of any such rent and any and all other sums and charges payable by Tenant (or its successors and assigns) under the Lease, or if Tenant (or its successors and assigns) should default in the performance and observance of any of the covenants, terms, conditions or agreements contained in the Lease, Guarantor will, within thirty days of written demand, forthwith pay such rent and other sums and charges, and any arrears thereof, to Landlord (or its successors and assigns), and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions and agreements, and will forthwith pay to Landlord (or its successors and assigns), all damages, costs and expenses that may arise in consequence of any default by Tenant (or its successors and assigns) under the Lease, including without limitation all reasonable attorneys’ fees, court costs, accounting fees, investigation costs and other disbursements incurred by Landlord (or its successors and assigns) or caused by any such default and/or by the enforcement of this Guaranty.

This Guaranty is an absolute and unconditional Guaranty of payment and of performance. It shall be enforceable against Guarantor (and its successors and assigns) without the necessity of any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant (or its successors and assigns) and without the necessity of any notice of nonpayment, nonperformance or nonobservance of any notice of acceptance of this Guaranty, or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor (for Guarantor and Guarantor’s successors and assigns) hereby expressly waives. Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant (or against Tenant’s successors and assigns) of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or by relief of Tenant from any of Tenant’s obligations under the Lease or otherwise by: (a) the release or discharge of Tenant in any creditor’s proceedings, receivership, bankruptcy or other proceedings; (b) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s said liability under the Lease, resulting from the operation of any present or future provision of the Federal Bankruptcy Code, as amended from time to time, or any other statute, or from the decision in any court; or (c) the rejection or disaffirmance of this Lease in any such proceedings.

This Guaranty shall be a continuing guaranty and the liability of Guarantor shall in no way be affected, modified or diminished by reason of any assignment, amendment, renewal, expansion, supplement, modification or waiver of, or change in, any of the terms, covenants, conditions or provisions of the Lease, or by reason of any extension of time that may be granted by Landlord to Tenant (or its successors or assigns) or a changed or different use of the Premises consented to in writing by Landlord and Tenant, its successors and assigns, whether or not notice thereof is given to Guarantor.

Guarantor expressly waives any and all defenses arising by reason of any amendment, modification, extension or renewal of the Lease, any failure to give notice of default, any failure to pursue potential remedies with due diligence, any failure to resort to other security or other remedies available to Landlord under the Lease, any failure of Landlord to take any action to terminate the Lease, or to take possession of and relet the Premises for Tenant’s account, and any and all defenses arising out of the guarantor-principal relationship, and the same shall not operate to release Guarantor from any of its undertakings as set forth herein.

Landlord’s consent to any assignment or assignments, and successive assignments by Tenant and Tenant’s assigns of the Lease, made either with or without notice to Guarantor, shall in no manner whatsoever release Guarantor from any liability as Guarantor, except as specifically provided in the Lease.

The assignment by Landlord of the Lease, and/or the avails and proceeds thereof, made either with or without notice to Guarantor, shall in no manner whatsoever release Guarantor from any liability as Guarantor hereunder. The term “Landlord” as used herein shall be deemed to include Landlord’s successors and assigns.

All of Landlord’s rights and remedies under the Lease or under this Guaranty are intended to be distinct, separate and cumulative, and no such right and remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others. The obligation of Guarantor hereunder shall not be released by Landlord’s receipt, application, release or compromise of security or other guarantees given for the performance and observance of covenants and conditions required to be performed and observed by Tenant under Lease, nor shall Guarantor be released by the maintenance of or execution upon any lien which Landlord may have or assert against Tenant and/or Tenant’s assets.

Until all the covenants and conditions in the Lease on Tenant’s part to be performed and observed are fully performed and observed, Guarantor (a) shall have no right of subrogation against Tenant by reason of any payments or acts or performance by Guarantor in compliance with the obligations of Guarantor hereunder; (b) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Tenant by reason of any one or more payment or acts or performance in compliance with the obligations of Guarantor hereunder; and (c) subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Landlord under the Lease.

This Guaranty, and Guarantor’s obligations hereunder, shall be governed by and construed under the laws of the State of California, and all obligations of the parties hereto shall be performable in Alameda County, California.

Guarantor represents and warrants that the value of the consideration received and to be received by Guarantor is reasonably worth at least as much as the liability and obligations of Guarantor hereunder, and such liability and obligations may reasonably be expected to benefit Guarantor directly or indirectly.

[Signatures appear on the following page]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty under seal this 16th day of June, 2004

Signed, sealed and delivered in the presence of:	GUARANTOR:
SPX CORPORATION, a Delaware corporation
Unofficial Witness
By:
Name:
Title:
Tax ID#:
Notary Public My Commission Expires: [Notary Seal]	Address for Notice Purposes: SPX Corporation One Centennial Square Haddonfield, New Jersey 08033 Attention: Kevin G. Lilly, Esquire, Group General Counsel

With a copy to:

SPX Corporation 13515 Ballantyne Corporate Place Charlotte, North Carolina 28277 Attention: Christopher J. Kearney, Vice President, Secretary and General Counsel

EXHIBIT “E”

[ATTACH APPROVED SUBLEASE DATED JUNE 16, 2004]